CONTACTS:                 Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

            Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2013 FIRST QUARTER FINANCIAL RESULTS

-- First Quarter Net Sales Rise 6.5% to $484.2 million --

-- Profitability impacted by $8.3 million of distributor termination obligations; $4.7 million of foreign currency transaction losses and $3.0 million of legal and other costs related to regulatory matters and litigation concerning Monster Energy® brand energy drinks --

   Corona, CA – May 8, 2013 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the first quarter ended March 31, 2013.
    Gross sales for the 2013 first quarter increased 7.3 percent to $555.0 million from $517.3 million in the same period last year.  Net sales for the three-months ended March 31, 2013 increased 6.5 percent to $484.2 million from $454.6 million a year ago.
    Gross profit, as a percentage of net sales, for the 2013 first quarter was 52.1 percent, compared with 53.1 percent for the comparable 2012 quarter.  Operating expenses for the 2013 first quarter increased to $144.7 million from $114.9 million in the same quarter last year.  Operating expenses as a percentage of net sales were 29.9 percent for the 2013 first quarter, compared with 25.3 percent in the same quarter last year.
    Distribution costs as a percentage of net sales were 4.6 percent for the 2013 first quarter, compared with 4.3 percent in the same quarter last year.
    Selling expenses as a percentage of net sales for the 2013 first quarter were 13.5 percent, compared with 12.3 percent in the same quarter a year ago.
    General and administrative expenses as a percentage of net sales for the 2013 first quarter were 11.8 percent, compared with 8.7 percent for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $7.0 million in the first quarter of 2013, compared with $6.6 million for the first quarter of 2012.
    Operating income for the 2013 first quarter decreased 15.0 percent to $107.3 million from $126.3 million in the comparable 2012 quarter.
    The effective tax rate for the 2013 first quarter was 39.8 percent, compared with 39.9 percent in the same quarter last year.
    Net income for the 2013 first quarter decreased 16.6 percent to $63.5 million from $76.1 million in the same quarter last year.  Net income per diluted share decreased 10.4 percent to $0.37 from $0.41 per diluted share in the 2012 comparable quarter.
    Net sales for the Company’s DSD segment for the 2013 first quarter increased 6.7 percent to $460.2 million from $431.2 million for the same period in 2012.
    Gross sales to customers outside the United States rose to $130.7 million in the 2013 first quarter, compared with $100.6 million in the corresponding quarter in 2012.
    During the 2013 first quarter, the Company purchased 256,820 shares of its common stock at an average purchase price of $51.99, which exhausted the availability under the share repurchase plan authorized by the Board of Directors in November 2012.  In April 2013, the Company’s Board of Directors authorized a new $200 million share repurchase program.  No shares have been repurchased pursuant to the new share repurchase program.

Factors Impacting Profitability
    The results for the first quarter were impacted by changes to certain of the Company’s distribution partners, foreign currency transaction losses, and legal and other costs related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks.
    As a result of the distributor transitions, the Company incurred termination obligations amounting to $8.3 million and $0.1 million during the quarters ended March 31, 2013 and 2012, respectively, relating to the termination of certain of its prior distributors. Such termination costs have been expensed in full and are included in operating expenses for the quarters ended March 31, 2013 and 2012, respectively.
    Pursuant to new distribution agreements, the Company recorded a net amount of $8.2 million in the 2013 first quarter, consisting of amounts to be received from new distributors relating to the costs of terminating the Company’s prior distributors. Such amounts have been accounted for as deferred revenue and will be recognized as revenue ratably over the anticipated life of the respective distribution agreements, generally 20 years.
    During the first quarters of 2013 and 2012, the Company incurred foreign currency transaction losses of $4.7 million and $0.5 million, respectively, which are included in other (expense) income. The increase in foreign currency transaction losses during the first quarter of 2013 was primarily related to the Company’s operations in Japan and South Africa.
    During the first quarter of 2013, the Company incurred increased professional service costs of $4.9 million, net of insurance reimbursements, of which $3.0 million related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks.
    Rodney C. Sacks, Chairman and Chief Executive Officer, said: “While we are pleased to report another quarter of sales growth, there were a number of exceptional costs that affected profitability in the quarter.  Despite the single digit category growth rates we are seeing, the Monster Energy® brand continued to grow in excess of category growth, both in North America and Europe.  Monster Energy® Zero Ultra, launched in the third quarter of 2012, has gained considerable traction, and has become our second best-selling product. We are continuing to plan launches in new international markets,” Sacks said:  “We reiterate that our energy drinks are safe, based on both our and the industry’s long track record and the scientific evidence supporting the safety of our ingredients. More than 50 billion cans of energy drinks have been sold and safely consumed worldwide over the past 25 years, including more than 9 billion Monster Energy® brand energy drinks.”

Investor Conference Call
    The Company will host an investor conference call today, May 8, 2013, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation
    Based in Corona, California, Monster Beverage Corporation is a marketer and distributor of energy drinks and alternative beverages. The Company markets and distributes Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster™ Energy Shakes, Übermonster® energy drinks, Worx Energy® shots, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades, Vidration® vitamin enhanced waters, and PRE® Probiotic drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures
    Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements
    Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
#   #   #

(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE-MONTHS ENDED MARCH 31, 2013 AND 2012
(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended
	March 31,
	2013	2012
Gross sales, net of discounts and returns*	$554,951	$517,313

Less: Promotional and other allowances**	70,728	62,708

Net sales	484,223	454,605

Cost of sales	232,184	213,436

Gross profit	252,039	241,169
Gross profit margin as a percentage of net sales	52.1%	53.1%

Operating expenses	144,733	114,884
Operating expenses as a percentage of net sales	29.9%	25.3%

Operating income	107,306	126,285
Operating income as a percentage of net sales	22.2%	27.8%

Other (expense) income: Interest and other (expense) income, net	(4,473)	(50)
Gain on investments and put options, net	2,571	396
Total other (expense) income	(1,902)	346

Income before provision for income taxes	105,404	126,631

Provision for income taxes	41,908	50,532

Net income	$63,496	$76,099
Net income as a percentage of net sales	13.1%	16.7%

Net income per common share:
Basic	$0.38	$0.44
Diluted	$0.37	$0.41

Weighted average number of shares of common stock and common stock equivalents:
Basic	165,525	174,832
Diluted	172,559	185,262

Case sales (in thousands) (in 192-ounce case equivalents)	47,749	44,396
Average net sales per case	$10.14	$10.24

* Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories; and (viii) commissions paid to our customers. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2013 AND DECEMBER 31, 2012
(In Thousands, Except Par Value) (Unaudited)
	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$242,533	$222,514
Short-term investments	102,139	97,042
Accounts receivable, net	308,675	236,044
Distributor receivables	8,980	666
Inventories	215,337	203,106
Prepaid expenses and other current assets	35,628	24,983
Prepaid income taxes	6,403	33,709
Deferred income taxes	17,004	17,004
Total current assets	936,699	835,068

INVESTMENTS	13,631	21,393
PROPERTY AND EQUIPMENT, net	74,596	69,137
DEFERRED INCOME TAXES	60,856	59,503
INTANGIBLES, net	57,999	54,648
OTHER ASSETS	3,591	3,576
Total Assets	$1,147,372	$1,043,325

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$135,477	$127,330
Accrued liabilities	55,356	38,916
Accrued promotional allowances	103,846	91,208
Deferred revenue	13,079	12,695
Accrued compensation	7,488	12,926
Income taxes payable	14,520	5,470
Total current liabilities	329,766	288,545

DEFERRED REVENUE	116,235	110,383

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 203,895 shares issued and 165,655 outstanding as of March 31, 2013; 203,759 shares issued and 165,776 outstanding as of December 31, 2012	1,019	1,019
Additional paid-in capital	297,409	287,953
Retained earnings	1,572,160	1,508,664
Accumulated other comprehensive (loss) income	(543)	2,074
Common stock in treasury, at cost; 38,240 and 37,983 shares as of March 31, 2013 and December 31, 2012, respectively	(1,168,674)	(1,155,313)
Total stockholders' equity	701,371	644,397
Total Liabilities and Stockholders’ Equity	$1,147,372	$1,043,325